PRESS RELEASE

Monterey Gourmet Foods, Inc.
1528 Moffett Street, Salinas, California 93905
831/753-6262
www.montereygourmetfoods.com

CONTACT:

     Jim Williams, Chief Executive Officer, Ext. 118 jimw@montereypasta.com Scott Wheeler, Chief Financial Officer, Ext. 141 scottw@montereypasta.com

FOR IMMEDIATE RELEASE
---------------------

         Monterey Gourmet Foods Reports Improved Second Quarter Results

             o    Quarterly revenues increase 41% vs. second quarter 2004
             o Operating profits at $194,000, a $1,094,000 improvement over second quarter 2004


         SALINAS, CA (July 28, 2005) Monterey Gourmet Foods, Inc. (NASDAQ: PSTA) today reported net revenues of $21.1 million for the second quarter ended June 30, 2005, a 41% improvement compared to $14.9 million in net revenues for second quarter in 2004. Operating income for the quarter was $194,000, a $1,094,000 improvement over the second quarter of 2004. Net income improved $554,000 in the quarter, resulting in net income of $11,000, or $0.00 per share (diluted) compared with a net loss of $543,000, or ($0.04) per share diluted for the quarter ended June 27, 2004. On a year-to-date basis, Monterey Gourmet Foods reported a net income of $28,000, or $.00 per share (diluted) on sales of $38.8 million compared to a loss of $1,024,000, or ($ 0.07) per share diluted in the prior year.

         Mr. Jim Williams, President/CEO of Monterey Gourmet Foods, explained, "Our strategy of diversifying our Company's product offerings is having a positive impact on our financial performance and we are pleased to report another quarter of improved results. These improvements are the result of several factors: strong sales in our retail supermarket pasta/sauce category, strong growth with our largest club customer, reduced operating costs, and accretive earnings from our two acquisitions completed earlier this year. Fifty percent of total revenues for the most recent quarter were driven by the four acquisitions we have completed during the past three years."

         "Our pasta business is showing improvement due largely to the success of our new whole wheat pasta line that is being enthusiastically received by the marketplace. Monterey's branded retail pasta/sauce sales increased 31% in the second quarter 2005 compared to the second quarter 2004. Also, our Grilled Wraps and prepared entrees continue to grow in sales."

         In closing, Mr. Williams stated, "We are making great progress towards bringing Monterey Gourmet Foods to the profitability level our shareholders expect. Building on the positive momentum from our first and second quarters compared to last year, our focus is on continued incremental improvement that will lead to greater profitability in the coming quarters."

         All Monterey Gourmet Foods shareholders are invited to attend the Company's annual shareholders meeting to be held today (Thursday, July 28) at 10:00 AM in Monterey, California. A conference call with all interested investors will be held on Monday, August 1, 2005 at 10:00 AM Pacific Time to discuss the second quarter results.

                                 ** Continued **

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

         This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods' corporate acquisitions and product innovations on projected earnings for future periods by product including without limitation statements including such terms as "having a positive impact," "showing improvement," "being enthusiastically received," "continuing to grow," "great progress towards ... the profitability level our shareholders expect," "positive momentum" and "continued incremental improvement that will lead to greater profitability." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Monterey Gourmet Foods' actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of recent acquisitions, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company's ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Company competes and (x) Monterey Gourmet Foods' ability to source competitively priced raw materials to achieve historical operating margins. In addition, the Company's results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

         The Company has provided additional information regarding risks associated with the business in the Company's Annual Report on Form 10-K for fiscal 2004, and its Reports of Material Events on Forms 8-K. The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

         Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, its organic food production facility in Eugene, Oregon and its newly acquired facility in Seattle, Washington. Monterey Gourmet Foods has national distribution of its products in over 9,600 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

2ND QTR FINANCIAL STATEMENT FOLLOWS


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

                          MONTEREY GOURMET FOODS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

(000's $ except earnings per share numbers and share totals)

                                                           Second Quarter Ended              Six Months Ended
                                                      -----------------------------   -----------------------------
                                                      June 30, 2005   June 27, 2004   June 30, 2005   June 27, 2004
                                                      -------------   -------------   -------------   -------------
Net revenues .....................................           21,155          14,988          38,818          31,373
Cost of sales ....................................           15,639          11,515          28,354          23,418
                                                      -------------   -------------   -------------   -------------

Gross profit .....................................            5,516           3,473          10,464           7,955
Selling, general and administrative expenses .....            5,322           4,373          10,168           9,553
                                                      -------------   -------------   -------------   -------------
Operating income  (loss) .........................              194            (900)            296          (1,598)

Other income/(expense), net ......................                4              23               9              35

Interest income/(expense), net ...................             (181)            (41)           (260)            (67)
                                                      -------------   -------------   -------------   -------------

Income (loss) before provision for income
 tax benefit/(expense) ...........................               17            (918)             45          (1,630)
Provision for income tax benefit/(expense) .......               (6)            375             (17)            606
                                                      -------------   -------------   -------------   -------------

Net income (loss) ................................               11            (543)             28          (1,024)

Basic income (loss) per share ....................             0.00           (0.04)           0.00           (0.07)

Diluted income (loss) per share ..................             0.00           (0.04)           0.00           (0.07)

Primary shares outstanding .......................       14,449,238      14,374,071      14,421,627      14,296,453

Diluted shares outstanding .......................       14,541,915      14,499,614      14,525,330      14,447,973


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